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                               IMNET SYSTEMS, INC.                    EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS


The following computations set forth the calculations of primary and fully diluted earnings per share for the three-month periods ended September 30, 1996 and 1995.


                                                           1996                        1995
                                                 -----------------------     -----------------------
                                                                   FULLY                       FULLY
                                                   PRIMARY       DILUTED        PRIMARY      DILUTED
                                                  EARNINGS      EARNINGS       EARNINGS     EARNINGS
                                                 PER SHARE     PER SHARE      PER SHARE    PER SHARE
                                                 -----------------------     -----------------------
Net income.................................      $  646,235   $  646,235     $  256,149   $  256,149
                                                 ==========   ==========     ==========   ==========
Weighted average outstanding common
  shares...................................       9,591,748    9,591,748      7,721,510    7,721,510

Increase due to assumed issuance of shares
   related to outstanding stock options
   using the treasury stock method.........         406,966      406,966        347,318      400,961
                                                 ----------   ----------     ----------   ----------
Adjusted weighted average outstanding
   common shares and common share
   equivalents.............................       9,998,714    9,998,714      8,068,828    8,122,471
                                                 ==========   ==========     ==========   ==========
Net income per common share and common
   share equivalent........................      $     0.07   $     0.07     $     0.03   $     0.03
                                                 ==========   ==========     ==========   ==========

Note: Net income per common share and common share equivalent has been computed based upon the weighted average outstanding common shares and common share equivalents during each period. Common share equivalents recognize the dilutive effects of outstanding options to acquire Common Stock.

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